EXHIBIT 99.1

FTI CONSULTING, #563097

February 19, 2004, 11:00 a.m. ET

Financial Relations Board

Moderator: Lisa Fortuna

Operator	Good morning, ladies and gentlemen, and welcome to the FTI Consulting fourth quarter conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero on your touchtone phone. And as a reminder, this conference is being recorded today, Thursday, February 19, 2004.

I would now like to turn the conference over to Ms. Lisa Fortuna with the Financial Relations Board. Please go ahead, ma’am.

L. Fortuna	Good morning, everyone, and thank you for joining us to discuss FTI Consulting’s fourth quarter and year end results. By now you should have a copy of the news release which was issued yesterday afternoon. Before we begin I want to remind everyone that the conference call may contain forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time-to-time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission.

We’ll start with management’s opening comments followed by a Q&A session and we expect this call to last for about one hour.

I’ll now turn the call over to Jack Dunn, Chairman and CEO of FTI Consulting. Please go ahead, Jack.

J. Dunn	Thank you very much and as usual I’d like to thank everyone for being with us. The focus of this call is really to provide some more

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color to our conversation of last week and also to discuss some of the metrics that we have supplied to provide hopefully additional transparency to our results and our guidance.

Before I turn it over to Stu and Ted to do that, I’d just like to make a couple of observations now that the dust is beginning to settle from the events of the last several weeks.

First, despite the events and no matter what you think, our restructuring practice is not only alive, well and vibrant, but in terms of presence, we are still the number one player in the marketplace. We still bring to bear on behalf of our clients 240 billable professionals and more importantly, in terms of measuring our presence in the marketplace, if you look at the league tables as collected in The Deal magazine where such things are done for our industry, the latest quarterly league tables ranking firms involved in bankruptcy cases which came out in October of last year shows that we are the most active non-investment bank by over 50% over our nearest competitor and that’s after the departures of the last several weeks. If you look at investment banks, we are involved in almost three times as many cases as the nearest competitor who would be on the investment banking side.

As you can see, in the things that matter - where the clients are, where the professionals need to be - we still have an extremely active presence and we believe are number one.

Second, as we mentioned last week we did reserve the right to pursue our legal remedies and in fact we have filed legal action to protect our rights with regard to the employees who left us last week. I think it’s an oft heard thing, especially today with the advent of Court TV but we really can’t go much beyond what we said in our press release about the filing of the action. But to reiterate, that we are dedicated to not only protecting our shareholders’ rights but also to providing the minimum of disruption; i.e., no disruption to our clients in ongoing matters because they are at the end of the day the most important valuable asset to FTI.

We now have formidable practices not only in the restructuring area but with our recent acquisitions and with the great people that we’ve had from our historical and Legacy practices, we have exceptional practices in both forensic accounting and in the economic consulting area. We remain committed to providing results to you that make this the place to be for our employees and our shareholders and we also remain committed to our stock buyback program.

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As you know from our press release we repurchased about 194,000 shares, or about $4 million. Our original authorization from our Board was over the 12 months to be around $50 million.

With those footnotes I will pass it on to Stu and to Ted to discuss the results in more detail. Gentlemen?

S. Kahn	The most interesting thing in our results and the news release is the additional information on metrics so I think it would be best if Ted covered that now.

T. Pincus	All right, I’ll jump right to that, just a couple of points about that. Rather than burden you all with ranges of metrics, the metrics that you see in the table were basically developed at the midpoint of the ranges for simplicity. The headcount numbers are year end estimated headcounts. And just to reiterate something we said on the last call. The average rate for the company next year is expected to be 345. Utilization for the entire company taken as a whole, 78%, and the headcount for the company as a whole is obvious from the table which is 800 headcount at the end of the year which would represent growth from where we are right now because we were at 827 at year end and as Jack and Stu indicated earlier and last week, we did lose between 60 and 65 people as a result of the recent departures.

Let me go back in time, back in the press release a bit and cover a few things that may not be self-evident. Because it is very difficult to tell until the end of any given calendar year what our state tax rate is because we operate in nearly 25 states in the United States and they have different tax rates, we estimate our tax rate at the beginning of the year and we hope to come as close as possible. This year we were off by 4/10ths of a point. Our actual tax rate, federal and state, became 40.9 versus the 40.5 and fundamentally there was a penny per share difference, all of which fell into the fourth quarter obviously but the fourth quarter itself would have had only about one-quarter of a penny in that regard.

Before that tax rate adjustment and before the special termination expenses we discussed last week, our results would have been nearly the high end of the range that we had given you guidance on several months ago.

Our utilization for the entire year was 83% which was as we had expected it to be. Our cash flow from operations for the year was expected to be approximately $100 million before the cash flow from

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operations that was necessary to be provided in connection with the acquisition of the DAS Group from KPMG because we did not acquire their working capital. Before that amount we used in connection with KPMG, it was $101 million.

Our purchases of property and equipment, primarily computer equipment and leasehold improvements for the year was right in between the range that we had expected it. It was $10.6 million and we had anticipated it would have been between $10 and $12 million for the year.

Going over to our balance sheet very quickly, there obviously is a change in the make up of the business of FTI - more economic consulting, more forensic consulting, less restructuring consulting. I think you probably all knew that our restructuring business has the lowest day’s sales outstanding of any of our practice units for among other reasons it gets the greatest amount of retainers and much of its billings are court directed in terms of the payment pattern which tends to be earlier than many of our other businesses.

Accordingly, our DSOs at 12/31 representing our new mix are approximately 70 days outstanding. Still very good compared to our peers and still very good intrinsically but quite different than the mix that we used to have which was closer to 50 days.

Also on our balance sheet, the very last item on the balance sheet called the cumulative and the comprehensive loss, you see only $24,000. That is essentially the expiration of the hedge that we used to carry on our debt, most of which was expired at 12/31. A small piece expired on Jan 15, 2004 and so we have no present hedge on the interest rate of our outstanding debt.

On the metrics themselves, going back to them, I think they pretty much speak for themselves. We operated three major practice areas: corporate finance, which includes our restructuring practice; forensic and litigation consulting; and economic consulting. As you can see there is variation among the practices in terms of their average rates. The primary difference in the average rates is caused by the mix of personnel in the practices rather than any one of the practices having different rates per person. Or to say that differently, the rates per person of comparable skills and experience are generally the same on a person-by-person basis; it’s a question of the leverage model within the practice areas that creates that difference.

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In terms of utilization, as I mentioned, we expect to have 78% overall for the year and you can see the variation there among our practices is really not all that great, ranging from 76% in economic consulting which is a combination of the Lexecon business that we acquired and our existing economic practice, up to 80% for our corporate finance restructuring group.

Jack, back to you.

J. Dunn	I don’t think there’s much else to add other than we believe we have a firm foundation for going forward. We’re pleased that we did have the fourth quarter that we expected to have and that our outlook for next year is strong. We expect to generate significant cash flow during the year and by virtue of that be in a very solid financial position to take other steps that might be necessary to take.

With that, if we want to turn it over to questions, we’d be glad to open it up for questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order that they are received. If you’re using speaker equipment you will need to lift the handset before pushing the numbers. One moment, please, for our first question.

Our first question comes from Josh Rosen. Please state your company name followed by your question.

J. Rosen	Thanks. It’s Josh and Clayton at CSFB. First, I appreciate the further granularity in the guidance. That’s very helpful. Along the lines of putting the practice groups together as you look at it in aggregate, could you offer a little color on your branding strategy and perhaps marketing expenditures as you look into ‘04, particularly as obviously you’ve had the BRS acquisition from PWC for a while that’s been under a different flagship but now you have a KPMG business as well.

S. Kahn	Josh, this is Stu Kahn. I’ll be glad to answer that question. We have been studying the issue of how to go to market from a branding standpoint. We’ve had outside consultants working with us on the question of whether we should invent a new name like Avaya or a

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Monday like PricewaterhouseCoopers did at one point or rather whether the FTI name has value. We do believe it does have value and we have proposals in hand that would require some considerable expenditure for the company to pursue an active marketing program and branding program.

All of that activity will be studied and evaluated during the next quarter and we’ll probably, if we have the kind of results that we expect to have for this year, we’ll be able to afford a considerable effort in that regard.

We expect that our branding effort would be principally for the forensic and litigation consulting businesses and the corporate finance restructuring business. We think that the Lexecon brand has a lot of value and to the extent we can continue to capitalize on that value, we should do so.

J. Rosen	Just as you look at the experience you’ve had with the PWC business and now that you’ve ... obviously you’ve not had the dispute advisory practice from KPMG for all that long, particularly on the KPMG side as you have early results, have you seen any pressure from existing clients just relative to the fact that the KPMG brand isn’t there any longer? Any early anecdotal stories from that that might provide some color?

S. Kahn	It’s a fair question. I think we’re getting more leeway than pressure by virtue of they’re no longer being involved in the kind of conflicts and regulatory controls that they were in as part of KPMG. I think we’re finding more of an availability for us to go forward on bigger assignments without it.

I don’t think it’s public information yet but we’re doing one of the many major internal investigations of accounting misstatements with the KPMG folks in the lead, the ex-KPMG folks. There was no pushback on the fact that they’re no longer part of KPMG, rather it was much easier.

J. Rosen	That’s very helpful, Stu, thank you. Just on the driver side of the business, could you talk a little bit about now that we’ve had Sarbanes-Oxley in effect for a longer period of time, could you talk about how that’s been a driver over the last year, year and a half and what you see relative to the regulatory environment going forward as drivers go?

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S. Kahn	Josh, you know what, it’s really been a tremendous driver of our practices over the last year, year and a half. If it weren’t for Sarbanes-Oxley, we wouldn’t have the PWC BRS business, we wouldn’t have the KPMG DAS business, number one. Number two, we wouldn’t have all the opportunities that we have to work for their audit clients on matters where their people had been conflicted out.

For us it’s actually been, I would call it almost like a life changing event for the company in terms of the potential size and the types of engagements that we can be involved in now that we weren’t getting the opportunity to be involved in before.

J. Rosen	Thanks for the color.

S. Kahn	You’re welcome.

Operator	Thank you. Our next question comes from David Gold. Please state your company name followed by your question.

D. Gold	Hi, it’s Sidoti & Company. A question for you. This probably lands on Ted or Stu but in looking at the forecast for your end, I’m looking at particularly economic consulting and it looks like the thinking is by way of people will be down not many but a few from here. Are those departures that have happened post-acquisition or what’s the thinking there?

T. Pincus	David, there really is no … the billable headcount that we acquired from Lexecon was about 120 and this is just the ordinary pattern of change. What we are basically predicting here is a stable workforce in two of our practices and a growing workforce in the forensic and litigation consulting end of the business. There is nothing that is a decline from our current levels of any consequence.

D. Gold	Essentially the current level of staffing is enough then for basically the amount of business you project to do this year?

T. Pincus	That is correct, David, and you can see that in the utilization numbers.

D. Gold	Then, Ted, also jumping over for a second to forensic and litigation consulting. As you look at the fourth quarter versus the year, your average bill rate there is down considerably and I know some of that can be a function of KPMG being in for a month or so. But then as you get out to ‘04 you’re looking for a pretty sharp return or jump year-to-year.

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Can you talk about that? Is some of that mix or is it the new hires that you expect to bring in? What pulled us down and what gets us back up?

T. Pincus	Again, in the forensic and litigation consulting we expect that business to continue to strengthen as the year goes on, both in average rate due to the mix of people that we have brought in. You’re quite correct that we only had the DAS and Ten Eyck people with us for very short periods of time in the fourth quarter and frankly that fourth quarter was a quarter that included many holidays and included some very rapid integration on our part.

I think we can safely say that the DAS and Ten Eyck practices have been very rapidly integrated into FTI, perhaps faster than we could have foretold at the time. So we believe that will be a strengthening business and absolutely what’s causing what you’re seeing, the average and the strengthening.

D. Gold	I see. Then just lastly post the departure and I guess we’ll assume that the 65 people who are leaving or who left, that that’s sort of happened, that’s completely done now at this point?

T. Pincus	That is correct.

D. Gold	Have we made any adjustments with that by way of SG&A? Have we made any changes or as plans were before that or anything we should know about that?

T. Pincus	Yes, we have. Those changes have been incorporated into the guidance.

D. Gold	Is there any color that you can add on that?

T. Pincus	Other than we don’t operate with very high SG&A in the first place, probably in the low 20s as a percentage of revenues as you know, and where we had to take some reductions were in our corporate programs primarily. And that’s a general tightening throughout the business but in general the group that left, left with their SG&A.

D. Gold	Got it. Fair. Okay, thanks a lot.

Operator	Thank you. Our next question comes from Chuck Ruff. Please state your company name followed by your question.

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C. Ruff	Insight Investments. Can you talk about your acquisition posture presently?

J. Dunn	As always, we will remain opportunistic. We think we’ve assembled quite a platform. We have had a continuing pipeline of opportunities to look at. What we will continue to look at is things that can be beneficiaries of our game plan to backfill for the Big Four where because of Sarbanes-Oxley and other considerations they cannot perform. We’ve always said we’ve been looking in the evaluation area and other areas to beef up our investment banking type operation.

We think we have an excellent game plan. We are very confident of our cash flow, so we haven’t cut off those activities but as you can imagine we have an awful lot on our plate with the recent acquisitions that we’ve made and for the short term certainly we will be concentrating on the continued integration of those companies and getting the most we can out of that and getting those off to a good start.

C. Ruff	Sure. When you say short term, should I assume basically the rest of this year you’ll be focusing on that before you move onto larger acquisitions?

J. Dunn	I think it will be a little bit iterative. To the extent that our feedback is that the integration is going as well as it is, then we’ll be able to certainly again continue, because we have the resources, to continue reviewing them. But in terms of heating up, I wouldn’t think before the mid-year that anything would be close to fruition or actually being done. We want to play it a little bit cautiously and not overrun our headlights at the moment.

C. Ruff	So possibly in the second half you would start up again?

J. Dunn	Yes. I would like to not convey that we’re shutting down. As I say, we have the resources and typically as you know we buy things that have significant cash flow that support their own purchase, so we’re not shutting down. It’s just a question of when one is opportunistic. One has to consider the work at hand as well as the opportunity. So we will take a balanced view of that.

C. Ruff	Does your guidance assume any loss of business on referrals or business connected to the people who have left that was previously done by other parts of FTI or is that not really appropriate to do?

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J. Dunn	Here’s what we did and we looked at a number of factors and certainly when you have people that were as high profile and as respected as them, there were referral opportunities. There are also a tremendous amount of collateral matters which we could not take because of conflict issues. As we looked at those and did a review of the cases last year which were an indication but certainly not a guarantee of what happened, it looked to us that the safest course was to call that a wash in terms of a good referral in some cases as opposed to maybe a forensic accounting matter that we couldn’t take because we were already in on the backside of a bankruptcy.

We decided rather than put any lofty windfall in that we would look at that as a wash and then obviously go about our business trying to maximize our ability to take advantage of that.

C. Ruff	Lastly, can you share with us in ‘04 what you expect your depreciation and amortization to be in interest expense obviously absent acquisitions?

T. Pincus	All right. Interest expense is expected to be in the $6 to $7 million range. That is predicated of course on no major increases in interest rates for the remainder of the year. We, as I said earlier, do not have a hedge on our present position because it was reasonably low.

In terms of depreciation and amortization, let me break that into almost two equal pieces. Ordinary depreciation and amortization on hard assets is expected to be, give or take, about $6 million. Amortization of intangibles acquired in connection with the acquisitions of an equal amount of about $6 million, so for a total of about $12 million.

C. Ruff	Thank you very much, guys.

T. Pincus	Just one last point. We have not completed the initial valuation of our opening balance sheets in connection with the acquisition. As you may know, that takes quite some time and the amount of the intangibles that could be amortizable could change and could be a different amount than we have estimated.

C. Ruff	When do you think you’ll have that complete?

T. Pincus	Certainly before one year which is the outside requirement. but it could take as much as six months from the various dates of acquisitions which would put that answer into the middle of the second quarter.

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C. Ruff	The tax rate for this year, shall we stick with 40.9?

T. Pincus	We are at this point. We’ve done a hard analysis. We don’t expect the mix of our business in terms of the state profile to change very much toward the higher rate states and very honestly the business that did depart from us was in high tax areas.

C. Ruff	Thanks a lot.

Operator	Thank you. Our next question comes from Vinson Walden. Please state your company name followed by your question.

V. Walden	Hi, guys. Good morning, it’s Thornburg Investment Management. I have two questions for Jack probably. One is could you offer an update on the expansion into Europe and what impact if any that will have on the P&L in the next couple of years?

Two, a question related to the impact of developments at the company and the stock price in particular the last several weeks on the operating strategy or the financial strategy of the company? What if anything are you doing differently there? One, Europe and two, what’s changed since the stock’s at 15 instead of 30? Thank you.

J. Dunn	On the first question, Europe has been, I won’t say a surprise because it’s being led by Mike Policano and what he does he does well. It has certainly whetted our appetite. We never had anything in there much in terms of moving the dial from Europe. I don’t think we at this point are ready to change that view but because of the success we’ve had, because of frankly some opportunities with different constituencies among balance sheets and because also it has proven to be an excellent entré into getting some additional work, we are in the process right now, we have a team at FTI who’s looking at the possible expansion of our small inroad there in Europe as we speak in terms of we’ve had some good success, we’ve made somewhat of a name for ourselves and have some opportunities either jointly with some other folks or some hiring opportunities to beef that up and accelerate a little bit.

I’d like to not say more about that at this point but over the next three weeks it’s something that management will be putting some resources to because of our initial success to see if we can expand that to something that while it still wouldn’t move the dial, it would get closer to being able to move the dial.

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In terms of the recent stock price and looking at what we’re doing, we didn’t have a financing in mind. We think that with approximately one-to-one (1:1) EBITDA to debt ratio that we’re in a very comfortable position so it hasn’t changed our thinking. Not only that, I think it’s important that it has not change our thinking. Our intention and our plan has always been to make opportunistic acquisitions on companies that have significant cash flow. We’re not a “buy ‘em and fix ‘em” situation so much as being able to look at significant competitors in their niche in the marketplace and have them join us.

It’s been important for us again as the dust settles to make sure that we don’t change our game plan and continue to consider both our options vis-à-vis the stock purchase program and vis-à-vis acquisitions because we still have a very healthy cash flow and we don’t see that changing our operating plan at this point.

V. Walden	Great, thank you.

Operator	Thank you. Our next question comes from Bill Warmington. Please state your company name followed by your question.

B. Warmington	Good morning, SunTrust Robinson Humphrey. A couple of questions for you on the operating metrics for 2004.

On the corporate finance and the restructuring side we see that the average bill rate’s expected to remain stable at about 408. The question there is related to what one of your competitors, Zolfo Cooper has been saying about what they expect to happen in their business and how they’re looking at pressure on the bill rates as they face greater competition going into 2004 and probably moving down in terms of the size of the engagements possibly into the middle market. I wanted to ask what’s your assumption behind being able to maintain an average bill rate of that level?

S. Kahn	Basically our view of it has been that we’re going to manage to continue that. We’ve changed some of the ways we approach some assignments. Some assignments we take now on a monthly rate rather than on a straight hourly rate with a true-up at the end. We believe the way we’ve done our bottoms up estimate and budget for the year that the utilization of the people that we have and that we expect to have over the life of the year is going to yield that as a result. It’s more as a result than it is that we started with that and went the other way, Bill.

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B. Warmington	Another question for you is historically it seems that the restructuring business has been a big driver for a lot of other parts of the business and that you would win one of these assignments and then as a result of that there’d be a lot of other services that would be required in order to do that and you guys had a broad line of businesses that you could draw from, services you could draw from to fill that in.

Going forward, given the changes in that business, is it reasonable to still assume continued growth and utilization and average rate of some of the other businesses?

J. Dunn	Bill, as we look at the business right now, it is probably more debtor related than it’s ever been in the history of the company in terms of our restructuring business which is the area where there’s opportunity for that pull-through as you mentioned, as opposed to when you’re working on the creditor side. So we look at that as a major opportunity going forward that if anything, has been enhanced.

S. Kahn	The other thing we might add to that for what it’s worth is that while we have had some pull-through into other practice areas, interestingly enough now we’re getting push-back, pushed into the restructuring area. One of the cases we talked about at the management meeting last week involved a case where our forensic accounting guys came in to do some work in connection with I think it was a fraud audit perhaps, and discovered that this company was in serious financial condition and in fact we wound up putting in a couple of our restructuring people as trustees to fix that company.

I think we’re seeing some more of it going the other way by virtue of having picked up a large group of folks from KPMG.

T. Pincus	Bill, also as you know, Zolfo Cooper is not necessarily a direct competitor of ours per se. By their own admission they are more of a crisis management firm than we are which means that they have almost an entirely different type of approach to their rates and income. And secondly, back in September when we had given some guidance for the fourth quarter and into 2004, I know many of you were rightfully concerned at that point about whether or not the level of the business in our restructuring practice and/or its rates were sustainable or whether there was even further decline.

If you look at our fourth quarter results, I think you can see that they were sustainable and the rates did in fact not decline.

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B. Warmington	A question for you on the improving economy. Are you starting to see some of the benefits in different portions of the business flowing through from let’s say for example strong M&A activity? Are you starting to see that benefit flow through and if so, where?

S. Kahn	Our economic consulting practice is as busy as it’s ever been although I think most of that continues to be driven by litigation. I expect, however that we will have a role in the wireless acquisitions and the other things that are coming up because we have extensive experience in the telecom industry, both within that group and throughout the rest of our company.

I think the straight litigation business has continued to be very active for us and the bankruptcy business hasn’t gone online. The number of new assignments that we have in the bankruptcy area continues to be quite supportive of the overall practice. I’m frankly not so sure that the economy is improving that terribly much. But I’ve been there for a long time, Bill, and you haven’t agreed with me for a long time.

B. Warmington	Thank you very much.

S. Kahn	You’re welcome.

Operator	Thank you. Our next question comes from Marta Nichols. Please state your company name followed by your question.

M. Nichols	Good morning, Marta Nichols of Banc of America Securities. Wondering if you can give us some sense of how the three practices trended during the fourth quarter? We’ve got the fourth quarter ‘03 numbers but maybe not a sense of how they look year-over-year and obviously in particular with the restructuring practice, having sort of begun to fall off in September, how did that trend through the three months and perhaps any outlook that you have for January and February at this point.

T. Pincus	We could tell you that the fourth quarter of the restructuring business in ‘03 was lower than the fourth quarter in ‘02. We don’t actually publish that as a quarterly information number separately but we do know that that was lower. It was a little bit better actually than we thought when we did the re-forecast for the fourth quarter, it probably came in a bit higher, like maybe 15% higher than we thought it would, something along the lines of 15% higher than the re-forecast, but lower than what we had originally expected it to be.

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The forensic and litigation businesses basically had a relatively soft fourth quarter. Part of that was integration related, part of that was start-up of the KPMG folks. The Ten Eyck folks did exactly as we had hoped they would do. Economic consulting we only had for a month and the rest of our economic consulting business was pretty good.

The trial practices business if that’s one of the separate businesses you were talking about, it’s not really one that we track separately because it is pretty small. But they had a good quarter.

M. Nichols	Trial practices included within one of the two segments.

T. Pincus	It’s forensic civil litigation.

M. Nichols	Right, okay. I was just curious about your assumptions on the billable headcount for the restructuring and corporate finance. I know you said the 240 that you’re talking about for 2004 is meant to represent a year end 2004 number.

T. Pincus	It’s also about the same as we have today. We expect that the headcount in that business will remain flat for 2004.

M. Nichols	If you’re assuming though that for example utilization rates fall off, that potentially demand for restructuring services is a little bit lower this year, particularly during the early part of the year than it was during the early part of 2003, does it make sense to assume some lower headcount in that business or is there something that keeps you optimistic that you can keep it flat?

T. Pincus	One of the things that makes us optimistic about keeping it flat is the guidance we’ve given you on the revenues for that business. In other words it will require that many people at that average 80% utilization to generate the $150 million of revenues and position us for the ultimate regrowth of the restructuring practice hopefully as we move into 2005.

M. Nichols	I guess I’m thinking about it more sort of building up from the headcount at a rate as opposed to down from the revenue number. Maybe the right way to ask it is assuming that the number of projects that you’re working on and the utilization rates split, is there a reason why you wouldn’t seek to reduce headcount in that business a little bit?

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T. Pincus	That’s not what we are assuming, Marta. The guidance we’ve given does not indicate the level slipping. Clearly, Marta, the business has slipped from a year ago. We’ve discussed that many times and clearly the headcount has been reduced accordingly as the business was declining including a restructuring charge in the fourth quarter of 2003 to represent that.

M. Nichols	Okay and then I guess on the forensic and litigation consulting I was intrigued and I think you addressed this a little bit earlier, but intrigued that both your headcount and your billable rates are expected to be up double-digit in ‘04 versus ‘03. Is that really because the mix that DAS and potentially Ten Eyck as well is so much higher in terms of billable rate? And can you also address why you would expect the headcount to rise that much?

T. Pincus	It’s a growing business, it’s a very energetic business. It certainly does well in the nature of the economy that we’re facing in 2004. And yes, there certainly is an impact from amalgamating the DAS and Ten Eyck practices.

M. Nichols	Okay so they essentially operate at higher bill rates?

T. Pincus	On average.

M. Nichols	On average. Right. Okay. And then just finally a follow up to an earlier question about your SG&A level. Won’t you have some office space and equipment and so forth that might have been a part of the former Policano and Manzo practice that will still be on FTI’s books when these people depart?

T. Pincus	To be very specific, Marta, one reasonably modest sized office in Northern New Jersey. We are under such pressures in New York City because of our growth that we were struggling with amalgamating the DAS people in New York physically into our offices in New York City and hadn’t done that. This is now presenting us with the opportunity to do that.

S. Kahn	And save money on it.

T. Pincus	And save money accordingly and those two are even effectively slightly better than a push.

M. Nichols	Do you have any retention concerns given that you may be asking people to move? It sounds like you’re saying you’re asking people to move from working in New York to potentially working in New Jersey.

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T. Pincus	No, you’re missing what I’m saying. We will have one office New Jersey.

M. Nichols	Right.

T. Pincus	That we will be carrying for a while until we see what the marketplace is for subleasing it but that excess carrying is being balanced off against the expansion plans for space that we have built in, in New York City.

M. Nichols	Okay. Right. Thank you very much.

Operator	Thank you. Our next question comes from Dan Dittler. Please state your company name followed by your question.

D. Dittler	Lehman Brothers. First of all just a quick question regarding the revenue and earnings impact from your acquisitions ...

T. Pincus	Dan, you’re breaking up at this end.

D. Dittler	I’m sorry, let me repeat my question. What was the revenue and earnings impact from the acquisitions that occurred in the fourth quarter?

T. Pincus	We really don’t disclose down to the earnings impact line for either acquisitions or these practice areas because we don’t operate them as global segments. Suffice it to say when we gave you all guidance of a range of 32 to 36 cents originally including acquisitions, and we would have ended up but for the restructuring charge and the tax change at 35. I think that tells you that we did achieve approximately what we had anticipated for the acquisitions.

D. Dittler	I see. Moving on to your SG&A, you really did a good job of holding the line sequentially in the fourth quarter versus the third quarter even though you brought on three new groups of varying sizes.

How should we expect that to trend into the first quarter of 2004? Should we expect the bump to finally occur in this quarter?

T. Pincus

No, not really, Dan, not really. We tried to keep this under reasonably good control. We were very fortunate with the DAS practice that we were able to amalgamate them into our existing offices very quickly without having to go out and lease substantial amounts of additional space, for example.

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The answer to your question is we do not expect a major upsurge in G&A.

D. Dittler	Great and if I could turn the page back to August 2002 when you made the PWC acquisition. If you look at their trailing revenue and EBITDA margin statistics, it showed a 30% EBITDA margin for that group. Back then if I recall correctly utilization, while under Price Waterhouse was roughly give or take 70 to 75%.

Is there any reason to believe that 30% EBITDA margin for that group would be substantially different now versus then, either on the positive side with cost rationalization or integration or some other issues?

T. Pincus	I’m sorry, Dan, you broke up a little at the beginning. Were you referring to the restructuring group we acquired from Price Waterhouse?

D. Dittler	Yes, I was.

T. Pincus	If anything they’re operating more efficiently though obviously on a smaller size than they were when we acquired them.

D. Dittler	Okay, thank you very much.

Operator	Thank you. Our next question comes from Dan Sundheim. Please state your company name followed by your question.

D. Sundheim	Viking. My question is (I saved a few for you) but it looks to me backing through the numbers, the forensic and litigation consulting business was running at about $25 million a quarter ex the acquisitions for the first three quarters and then dropped to about $17 million in the fourth quarter. Does Freddie Mac have anything to do with that. And the bill rate also dropped obviously. Can you give us an update of the Freddie Mac assignment, I think you had 40 people working on that. How many people are currently working on that and why ... I presume it will be healthier in ‘04 but why did it drop from $25 million to $17 million sequentially from the first three quarters to the fourth quarter?

T. Pincus	Number one, I’m not sure that we gave you exact numbers.

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D. Sundheim	I’m just taking the 2003 revenue for forensic and litigation consulting, backing out the fourth quarter and then backing out kind of the runrate of the two acquisitions you made ... well Ten Eyck I don’t have but assuming that’s small and also DAS for two months, that you acquired on October 31.

I mean is that number wrong?

T. Pincus	If your question is ‘is the forensic and litigation business expected to do better in the first quarter of ‘04 than it did in the fourth quarter’, is that what the essence of your question ...

D. Sundheim	... yeah, I’m just trying to understand what caused the drop-off.

T. Pincus	I’m going to give you the answer to the question. The answer to that question is yes. The fourth quarter clearly we acquired both DAS and Ten Eyck midway through the quarter and right into the middle of a holiday season and we spent an enormous amount of time integrating those practices rapidly.

D. Sundheim	Okay so it’s just distraction from integrating the practices that caused the existing practice ...

S. Kahn	That and also you’re quite right, I think we finished the Freddie Mac job some time either late in the third quarter of early into the fourth quarter. Until one of the next ones started up which I think we just have started up another big gigantic one. I don’t know whether it’s 40 people or 60 people right now to be honest with you or 100 and where it is. But until that started up, we probably did have a little slowdown.

D. Sundheim	Okay and how many people were working on Freddie Mac? Was it 40?

S. Kahn	I couldn’t tell you. I probably can’t tell you.

D. Sundheim	Alright, thank you.

S. Kahn	You’re welcome.

Operator	Thank you. Our next question comes from James Fessel. Please state your company name followed by your question.

J. Fessel	Janney Montgomery Scott on behalf of Mayank Tandon. I apologize if you already discussed this but I was wondering if you could

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provide your rationale for building in flat pricing next year when the restructuring business which has traditionally higher bill rates is probably going to decline as a percentage of the total business?

S. Kahn	I’m not sure that the last part really drives the equation. When you look at the rates in the outlook, while it does appear to be about the same as it was for the entire year of 2003 for restructuring, that was actually two half years. The first half of the year probably had a lower rate, lower average billing rate than the second half of the year for them because there was such high utilization and so much of the junior staff we utilized.

As you can see in the fourth quarter the average rate was about $424. The fact that it’s now a smaller piece of the total of the business if it’s now 60% or so ...

T. Pincus	36%.

S. Kahn	36% whereas it used to be something closer to 60 or 70%. I don’t know that that should drive the rate equation. I don’t understand that part of the question.

J. Fessel	Okay let me ask, I believe you said you’re anticipating or projecting 16% to 18% price increases.

T. Pincus	Sorry, did you just say we’re expecting 16 to 18% price increases?

J. Fessel	Yeah, within the forensic accounting and litigation.

T. Pincus	These are not necessarily price increases. This is the mix of the rates used on the engagements. It’s based more on the leverage model than price increases itself. Our average rate is really a function of the mix of people utilized on the types of engagements we have. The more heavily utilized the senior people are, the higher the average rate will appear to be. It’s also affected by any changes in the actual intrinsic rates and in terms of our plans for doing that, we have had rate increases every year, modest in some years, less modest in others. And to the extent there are any, they’re built into these numbers.

But most of the change is driven by the mix of people.

J. Fessel	Okay. Thanks. That helps.

Operator	Thank you. Our next question is a follow up with Mr. Dittler. Please go ahead with your follow up question.

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D. Dittler	Yes, could you provide some more color on the restructuring charge, specifically now many people were let go and then what was the cash component versus the non-cash component?

T. Pincus	The cash component just to answer the back part, is the number that you see in the P&L, the $3.060 million. In terms of the number of people, I think the last time around we gave some rough estimates of that. We’d rather not be all that specific on it. Suffice it to say it included a few of us senior managing directors as well as an associated number of staff.

D. Dittler	Okay, great. Thank you.

Operator	Thank you. Our next question comes from Bill Sutherland. Please state your company name followed by your question.

B. Sutherland	Boenning & Scattergood. I’m sorry, I had to hop on and off. Ted, did you mention what you expect the cap ex to kind of range to in ‘04?

T. Pincus	No I hadn’t, Bill, but at this point we don’t see much of a change in our normal pattern of $10 to $12 million.

B. Sutherland	Okay and then, Ted, any contingent or other deferred acquisition payments in ‘04?

T. Pincus	No none.

S. Kahn	Nothing of any great consequence.

B. Sutherland	Okay that was it. I appreciate it you guys.

T. Pincus	Thank you.

Operator	Our next question is a follow up from Mr. Sundheim. Please go ahead with your follow up.

D. Sundheim	Hey, guys, can you give us some clarity on corporate restructuring revenue projection? How much of that is currently based on contracts that you’re currently working on or have already gotten a mandate on and how much is just projection of the overall macro environment and demand for your business?

T. Pincus	In general for the year taken as a whole, our restructuring practice does have the greatest clarity, but for a year taken as a whole it’s

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probably 40% to 50% for a year taken as a whole. Going into any given quarter it can be as high as 75% but I think in general you’re talking about call it 40% just [inaudible] for a year.

D. Sundheim	And how about the rest of the business? I don’t have a sense of the DAS business.

T. Pincus	The rest of the businesses will have less clarity than that in terms of engagements already booked because they have a shorter average length of assignment.

Now with that said, however, occasionally there are some rather substantial sized assignments in the other practices that can skew that at any point in time.

D. Sundheim	Okay. Will you let us know about those just because you know stuff like Freddie Mac when that falls off, it creates a big gap and it’s hard for us to follow.

T. Pincus	I think it’s fair to say that given the nature of assignments we tend to have more major assignments in the other practice areas at any time. I’d like to remind you that a lot of litigation which drives portions of the rest of our business can settle at any time and our arrangements with our clients are at will, they are not fixed length contracts of any kind.

D. Sundheim	Okay so basically in the other businesses besides restructuring it’s harder to see forward but you’re kind of assuming that the bill rates go up a lot because of the mix of people you have and just in general your feel of the market is why you’re assuming the utilization rates will go up so much?

T. Pincus	It’s more than that because obviously there are some assignments throughout there that are fairly sizeable and fairly lengthy.

D. Sundheim	Okay, alright, thank you very much.

Operator	Gentlemen, there are no further questions at this time. Please continue.

J. Dunn	I think you’ve heard from us a lot in the last two weeks and we look forward to chatting with you again when we announce our first quarter. With that I thank everybody again for being here and for sticking with us.

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Operator	Ladies and gentlemen this concludes the FTI Consulting fourth quarter conference call. If you would like to listen to a replay of today’s teleconference, please dial 303-590-3000 or 800-405-2236 followed by the passcode 563097.

You may now disconnect. Thank you.

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